UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
February 26, 2020
Date of Report (Date of earliest event reported)

SOLARWINDS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-38711	81-0753267
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7171 Southwest Parkway
Building 400
Austin, Texas 78735
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (512) 682-9300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	SWI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Replacement of Silver Lake Director
On February 26, 2020, Jason White notified the Board of Directors (the “Board”) of SolarWinds Corporation (the “Company”) of his resignation from the Board and the nomination by Silver Lake Partners IV, L.P. and Silver Lake Technology Investors IV, L.P. (collectively, “Silver Lake”) of Michael Widmann to replace Mr. White on the Board. Mr. White indicated that he is not resigning as a result of any disagreement with the Company. Mr. White served as a Class II director nominated by Silver Lake pursuant to the nomination rights described below under the caption “Stockholders’ Agreement - Silver Lake Nomination Rights.” Mr. White was not serving on any committees of the Board at the time of his resignation. Mr. White will provide consulting services to the Company from February 26, 2020 until the date of the Company’s 2020 annual stockholder meeting, during which period Mr. White’s outstanding equity awards will continue to vest.

Based on the nomination of Silver Lake and the recommendation of its Nominating and Corporate Governance Committee, the Board appointed Mr. Widmann to the Board effective February 26, 2020 to fill the vacancy created by Mr. White’s resignation. The Board designated Mr. Widmann as a Class II director to stand for re-election at the Company’s 2020 annual meeting of stockholders. The Board determined that Mr. Widmann qualifies as independent under the director independence standards set forth in the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the applicable listing standards of the New York Stock Exchange (the “NYSE”). Initially, Mr. Widmann will not serve on any committee of the Board. Mr. Widmann was nominated for election to the Board by Silver Lake pursuant to the nomination rights described below under the caption “Stockholders’ Agreement - Silver Lake Nomination Rights.” Other than the nomination rights of Silver Lake described below, there are no arrangements or understandings between Mr. Widmann and any other persons pursuant to which he was appointed as a director of the Company, and Mr. Widmann has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Widmann will participate in the Company’s director compensation plan for non-employee directors, as described under the heading “Narrative Disclosure to Director Compensation Table-Non-Employee Director Compensation Policy” in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 5, 2019, except that, in lieu of the initial equity award provided under the Company’s director compensation plan for non-employee directors, Mr. Widmann will receive a reduced initial equity award of 23,000 restricted stock units, which will vest one-third on each of October 23, 2020, October 23, 2021 and October 23, 2022. This reduced initial equity award granted to Mr. Widmann represents the unvested portion of the initial equity award granted to Mr. White under the terms of the Company’s director compensation plan for non-employee directors at the time of the Company’s initial public offering.

Mr. Widmann is currently a Director of Silver Lake, which he joined in 2011. Previously, he worked in the Technology Investment Banking Group at Credit Suisse. He currently serves on the board of directors of TEG Pty Ltd. Mr. Widmann received a B.A. in Economics from Claremont McKenna College.
Stockholders’ Agreement - Silver Lake Nomination Rights
Pursuant to the terms of the Amended & Restated Stockholders’ Agreement, dated October 18, 2018, by and among the Company and the stockholders of the Company named therein (the “Stockholders’ Agreement”), Silver Lake is entitled to nominate members of the Board as follows: so long as Silver Lake and its co-investors owns, in the aggregate, (i) at least 20% of the aggregate number of outstanding shares of common stock immediately following the consummation of the Company’s initial public offering, or the IPO, Silver Lake will be entitled to nominate three directors, (ii) less than 20% but at least 10% of the aggregate number of outstanding shares of common stock immediately following the consummation of the IPO, Silver Lake will be entitled to nominate two directors, and (iii) less than 10% but at least 5% of the aggregate number of outstanding shares of common stock immediately following the consummation of the IPO, Silver Lake will be entitled to nominate one director. The Stockholders’ Agreement was filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 27, 2018.

As of February 26, 2020, Silver Lake and its co-investors continued to own at least 20% of the aggregate number of outstanding shares of common stock immediately following the consummation of the IPO and, accordingly, retain their right to nominate three directors under the Stockholders’ Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLARWINDS CORPORATION

Dated:	February 27, 2020	By:	/s/ Kevin B. Thompson
Kevin B. Thompson
President and Chief Executive Officer